Exhibit 99.2

Press Release dated December 18, 2002

For Information Contact
At Greater Bay Bancorp:	At FRB | Weber Shandwick:
David L. Kalkbrenner	James Hoyne
President and CEO	(310) 407-6546
(650) 614-5767
Steven C. Smith
EVP, CAO and CFO
(650) 813-8222

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP DECLARES
FOURTH QUARTER 2002 CASH DIVIDEND

PALO ALTO, CA, December 18, 2002—Greater Bay Bancorp (Nasdaq: GBBK), a financial services holding company, announced that it has declared a twelve and one-half cents ($.125) per share cash dividend for the fourth quarter of 2002.

The cash dividend will be payable on January 15, 2003, to shareholders of record as of December 31, 2002.

“We are pleased to be able to reward our shareholders for their support of Greater Bay Bancorp,” said David L. Kalkbrenner, president and chief executive officer of Greater Bay Bancorp. “This is our 42nd consecutive quarterly cash dividend, a reflection of our ongoing commitment to delivering strong shareholder returns.”

Greater Bay Bancorp through its eleven subsidiary banks, Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank, along with its operating divisions, serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, the East Bay Region, the North Bay Region and the Central Coastal Region. ABD Insurance and Financial Services, a wholly owned subsidiary of Greater Bay Bancorp, provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annual Report on Form 10-K for the year ended December 31, 2001, and particularly the discussion of risk factors within such documents.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

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